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Exhibit 99.6

CONSENT OF LEHMAN BROTHERS

        We hereby consent to the use of our opinion letter dated January 17, 2005 to the Board of Directors of Computer Network Technology Corporation (the "Company") attached as Annex D to the Company's Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of the Company filed by the Company with the Securities and Exchange Commission on February 11, 2005 (the "Prospectus") and to the references to our firm in the Prospectus under the headings "SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS," "Background of the Merger," "CNT's Reasons for the Merger; Additional Considerations of the CNT Board of Directors," and "Opinion of CNT Financial Advisor". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act.

LEHMAN BROTHERS INC.
By:	/s/ Lehman Brothers Inc.

New York, New York
February 11, 2005

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CONSENT OF LEHMAN BROTHERS